EXHIBIT 99.2

Company On Track For April 2010 FDA Submission
NEW YORK, Feb. 4 -- Delcath Systems, Inc. (Nasdaq: DCTH), a medical technology company testing its proprietary treatment system for metastatic cancers to the liver, announced today that sufficient events have been reached to allow data analysis to begin on its Phase III trial.  The trial uses the drug melphalan to treat patients with metastatic melanoma in the liver.
"We remain very optimistic that the Phase III trial will achieve a successful endpoint," said Eamonn P. Hobbs, President and CEO of Delcath. "Assuming a successful trial endpoint, we remain committed to filing our NDA with the FDA in April," Mr. Hobbs added.

The 92 patient, randomized, multi-center, Phase III study commenced patient enrollment in February 2006.  Patients were randomly assigned to receive treatments with ultra-high doses of the chemotherapeutic drug melphalan infused directly into the liver via the Delcath PHP System™ or to a control group, where they were provided with best alternative care (BAC).  BAC included alternative regional or systemic therapies.  Patients assigned to the Delcath arm were eligible to receive up to six cycles of treatment at approximately four to six week intervals.  Patients randomized to the non-PHP arm were permitted to cross-over into the Delcath arm at documentation of hepatic disease progression.

The study's primary objective was to demonstrate a statistically significant improvement in the hepatic progression free survival (HPFS) of patients with metastatic melanoma (ocular or cutaneous) to the liver treated with the Delcath PHP System™ versus patients in the control arm. Secondary endpoints include response rate, duration of response and overall survival.

About Delcath Systems, Inc.
Delcath Systems, Inc. is a medical device company specializing in cancer treatment. The Company is testing a proprietary, patented drug delivery system for the treatment of primary and metastatic liver cancers. Delcath's novel drug delivery platform is testing the delivery of ultra-high doses of anti-cancer drugs to the liver while preventing these high doses of drug from entering the patient's bloodstream.  In addition to the Phase III metastatic melanoma study, the Company is currently conducting trials to treat other forms of tumor metastases to the liver. The Company maintains a broad intellectual property portfolio on a worldwide basis including the U.S., Europe, Asia and Canada. For more information, please visit the Company's website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information: Investor Contact: Doug Sherk/Barbara Domingo EVC Group 415-896-6820	Media Contact: Steve DiMattia EVC Group 646-201-5445